Exhibit 10.3(e)

AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENT

Masonite International Corporation (the “Company”), formerly Masonite International Inc., and the Participant, as defined in the Agreement and set forth below, (collectively referred to as the “Parties”) entered into a Restricted Stock Unit Agreement dated July 5, 2011 (the “Agreement”). The parties have herein agreed to amend the Agreement to modify the vesting dates from the current date of December 31st of each year to November 1st of each year effective as of October 31, 2012.

1.	For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereby amend the Agreement and replace paragraph 3(a) in its entirety with the following:

3(a) General. Except as otherwise provided in this Section 3, RSUs subject to this grant shall vest as follows, provided that the Participant is then employed by the Company and/or one of its Subsidiaries or Affiliates on each such vesting date: (i) fifty percent (50%) on November 1, 2012, (ii) twenty-five percent (25%) on November 1, 2013 and (iii) twenty-five percent (25%) on November 1, 2014.

2.	The defined terms and conditions used in this Amendment shall have the same meaning as those set forth in the Agreement.

3.	The remaining terms and conditions contained in the Agreement shall continue to have full force and effect.

4.	This Amendment together with the Agreement and the Plan contain the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. This Agreement may be further modified or amended by a writing signed by both the Company and the Participant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of October 31, 2012.

Masonite International Corporation

By:

Printed Name:

Title:

Participant

By:

Printed Name: